To:

All Media

Date:

April 27, 2005

Arrow Financial Corporation Announces

$5 Million Stock Repurchase Program

and

Declares Cash Dividend

The Board of Directors of Arrow Financial Corporation (NASDAQ®  AROW) on April 27, 2005 approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock over the next twelve months in open market or negotiated transactions.  The 2005 program replaces the repurchase program authorized by the Board of Directors a year ago, under which the Company repurchased a total of approximately $3.7 million of common stock, of the $5 million authorized.

Also, the Board declared a quarterly cash dividend of $.23 per share payable June 15, 2005 to shareholders of record June 7, 2005.  This represents an increase of 3% over the cash dividend paid in the second quarter of the prior year, as adjusted for the September 29, 2004 stock dividend.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, with 30 banking locations in northeastern New York.  Arrow Financial Corporation is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.